Press Release

June 18, 2009

Today Kid Castle Educational Corporation (the “Company” or “Kid Castle”) announced that its Board of Directors approved a “going-private transaction,” pursuant to which the Company will reduce the number of its shareholders to enable it to terminate its reporting obligations under the Securities Exchange Act of 1934.

Pursuant to amendments approved by the Company’s Board of Directors and a majority of its shareholders, Kid Castle’s articles of incorporation will be amended to effect a 5,000 for 1 reverse stock split of its common stock, followed immediately by a 1 for 5,000 forward split.  Pursuant to the reverse split, cash will be paid to those shareholders who would, as a result of the reverse stock split, hold less than one share of Kid Castle’s common stock after the reverse split. Each shareholder holding less than 5,000 shares prior to the reverse split will receive $0.18 for each share held by them prior to the reverse split.

To finance the cashout of shareholders and other costs of the transaction, the Company sold 5,000,000 newly issued shares to its Chief Executive Officer and majority shareholder, Min-Tan Yang.  The shares were sold for $0.18 per share for an aggregate purchase price of $900,000.  The sale was a private sale not registered under the Securities Act of 1933 in reliance on the exemption available under Section 4(2) of the Act.

All aspects of the transaction, including the price to be paid to cashed out shareholders and the sale of stock to Mr. Yang, were reviewed and approved by a special committee of the Board of Directors made up of independent directors who have no interest in the transaction.  The independent committee relied in part on a report of Polaris Securities, Ltd. regarding the fair value of the Company’s common stock.

The purpose of the going private transaction is to reduce the costs and administrative burdens of operating a public company in the United States while at the same time allowing shareholders with small holdings in the Company to immediately realize the value of their investment through their receipt of the per share consideration of $0.18 in cash.

Following the transaction, the Company expects to have fewer than 300 shareholders of record as defined by SEC rules, which will enable the Company to cease registration of its common stock under the 1934 Act. Effective on and following the termination of the registration of Company’s common stock under the 1934 Act, the Company will no longer be required to file its annual, quarterly and other reports with the SEC, and the Company’s executive officers, directors and 10% shareholders will no longer be required to file reports relating to their transactions in the Company’s common stock. Any trading in the Company’s common stock will continue only in privately negotiated sales or over-the-counter on the Pink Sheets.

The transaction is described in further detail on the Company’s preliminary Information Statement on Schedule 14C filed with the Securities and Exchange Commission on June 18, 2009.  For further information regarding the stock sale to Mr. Yang, refer to the Company’s Form 8-K filed with the Commission on June 18, 2009.